Exhibit 99.1

News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS AND PROVIDES 2012 FORECAST

•	Q4 EPS from Continuing Operations Increase 15% to $0.92

•	Q4 Comparable EPS from Continuing Operations Up 49% to $0.97

•	Q4 Total Revenue Up 17%; Operating Revenue Grows 16%

•	Full Year EPS from Continuing Operations Up 40% to $3.31

•	Full Year Comparable EPS from Continuing Operations Up 57% to $3.49

•	Full Year Total Revenue Grows 18% to $6.1 Billion

•	2012 Comparable EPS Forecast of $4.00 to $4.10

•	2012 Forecast Includes $0.18 Increase in Pension Expense

MIAMI, February 2, 2012 – Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations for the three-month period ended December 31, 2011 were $0.92, compared with $0.80 in the year-earlier period. Earnings from continuing operations for the fourth quarter of 2011 were $47.7 million, compared with $41.5 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations in the fourth quarter of 2011 included a charge of $0.05 and $2.4 million, respectively, for planned restructuring costs related to the integration of an acquisition. Earnings per diluted share and earnings from continuing operations in the year-earlier period included a net benefit of $0.15 and $7.6 million, respectively, related to certain tax benefits, partially offset by restructuring and other items. Excluding these items in both periods, comparable earnings per diluted share from continuing operations for the fourth quarter of 2011 were $0.97, up 49% from $0.65 in the year-earlier period, and comparable earnings from continuing operations of $50.1 million increased 48% from $33.8 million in the year-earlier period. The increase in comparable earnings primarily reflects strong organic growth in commercial rental, the benefit of acquisitions in all business segments, better used vehicle sales results, as well as organic growth in the Supply Chain Solutions (SCS) segment.

Total revenue for the fourth quarter of 2011 was $1.54 billion, up 17% from $1.31 billion in the same period in the prior year, reflecting the benefit of acquisitions, organic growth and fuel services. Operating revenue (revenue excluding Fleet Management Solutions fuel and all subcontracted transportation) from continuing operations of $1.24 billion, rose 16% from $1.06 billion in the year-earlier period. Fleet Management Solutions (FMS) business segment total revenue improved 13% due to higher operating revenue, and to a lesser extent increased fuel services revenue. FMS operating revenue grew 12% due to acquisitions and higher organic commercial rental revenue. In the Company’s SCS business segment, total and operating revenue increased 26% due to an acquisition and new business. DCC business segment total revenue grew 29% and operating revenue grew 23% reflecting an acquisition, and the pass-through of higher fuel costs.

Net earnings per diluted share, including discontinued operations for the three-month period ended December 31, 2011 were $0.93 versus $0.72 in the year-earlier period. Earnings per diluted share from discontinued operations (previously announced in 2009) for the fourth quarter of 2011 totaled $0.01 compared with a loss of $0.08 in the same period of 2010. Net earnings for the fourth quarter of 2011 were $48.1 million versus $37.1 million in the year-earlier period.

Commenting on the Company’s full-year 2011 performance, Ryder Chairman and CEO Greg Swienton said, “In 2011, we delivered significantly higher, double-digit growth in both revenue and earnings despite volatile economic conditions. Our transactional products, including commercial rental and used vehicle sales, continued to perform exceptionally well, showing improvement not only in volumes, but commanding better pricing as well. In our contractual business, our largest product line, full service lease, began to show organic fleet growth in the latter part of the year, and we also saw significant organic improvement in Supply Chain Solutions. Although Dedicated Contract Carriage earnings showed an increase for the year, segment results were lower than our expectations. We generated very strong performance from the integration of five immediately accretive acquisitions completed since December of 2010. We also achieved a positive spread between our return on capital and cost of capital, and improved our return on equity by 350 basis points to 11.9%. In view of these factors, we have entered 2012 with good momentum, specific initiatives in place to accelerate organic growth, and confidence in our ability to deliver increased revenue and earnings even with only modest economic improvement anticipated in 2012.”

Fourth Quarter Business Segment Operating Results

Fleet Management Solutions

In the FMS business segment, total revenue in the fourth quarter of 2011 was $1.07 billion, up 13%. Fuel services revenue in the fourth quarter of 2011 increased 18%, due to higher fuel prices passed through to customers. Operating revenue (revenue excluding fuel) in the fourth quarter of 2011 was $813.3 million, up 12%. Full service lease revenue increased 5%, driven by acquisitions. Commercial rental revenue grew 38%, reflecting improving global market demand and higher pricing.

The FMS business segment’s earnings before tax (EBT) were $69.9 million in the fourth quarter of 2011, up 41% from $49.5 million in the same period of 2010. Increased earnings reflect significantly better commercial rental performance, the benefit of the four FMS acquisitions closed in 2011 and improved used vehicle sales results. These items were partially offset by higher maintenance costs on an older lease fleet, investments in sales and marketing initiatives and higher compensation-related expenses. Commercial rental performance improved as a result of increased market demand on a 31% larger average fleet (13% excluding acquisitions) and higher pricing. Rental power fleet utilization was 79% for the fourth quarter of 2011, an improvement of 100 basis points from the year-earlier period. Used vehicle sales results were favorably impacted by higher pricing. Business segment earnings before tax as a percentage of operating revenue were 8.6% in the fourth quarter of 2011, up 180 basis points compared with 6.8% in the same quarter a year ago.

Supply Chain Solutions

In the SCS business segment, fourth quarter 2011 total revenue was $408.7 million, up 26%. Fourth quarter 2011 operating revenue (revenue excluding subcontracted transportation) was $324.7 million, an increase of 26%. SCS total revenue and operating revenue comparisons benefited from the acquisition of Total Logistic Control (TLC) in December of 2010. Operating revenue also benefited from new business.

The SCS business segment’s earnings before tax of $17.8 million in the fourth quarter of 2011 rose 44%, from $12.3 million in the same quarter of 2010. The improvement was driven by the TLC acquisition, favorable insurance claims development and new business. Fourth quarter 2011 earnings before tax for the business segment as a percentage of operating revenue were 5.5%, up 70 basis points from 4.8% in the same quarter of 2010.

Dedicated Contract Carriage

In the DCC business segment, fourth quarter 2011 total revenue of $156.6 million improved 29%. Operating revenue (revenue excluding subcontracted transportation) in the fourth quarter of 2011 was $147.1 million, an increase of 23%. Total revenue and operating revenue increased due to the acquisition of The Scully Companies in January 2011 and the pass-through of higher fuel costs.

The DCC business segment’s earnings before tax in the fourth quarter of 2011 were $7.0 million, up 7% compared with $6.5 million in the fourth quarter of 2010. The improvement was driven by favorable insurance claims development, partially offset by lower operating performance. Business segment earnings before tax as a percentage of operating revenue were 4.8% in the fourth quarter of 2011, down 70 basis points from 5.5% in the year-earlier period.

Corporate Financial Information

Central Support Services

Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the business segments. In the fourth quarter of 2011, CSS costs were $52.0 million, compared with $48.0 million in the year-earlier period, primarily driven by higher compensation-related expenses, investments in information technology initiatives, and increased professional fees.

Restructuring and Other Items

Pre-tax restructuring and other items from continuing operations in the fourth quarter of 2011 totaled $3.3 million ($2.4 million after tax), or $0.05 per diluted share. The charge represents restructuring costs associated with the integration of the Hill Hire acquisition. In the first quarter of 2012, Ryder expects restructuring and other items of approximately $1.4 million ($0.9 million after tax), or $0.02 per diluted share, related to the integration of the Hill Hire acquisition. Pre-tax restructuring and other items from continuing operations in the fourth quarter of 2010 totaled $3.2 million (also $3.2 million after tax), or $0.06 per diluted share. The charge included costs incurred on the acquisition of Total Logistic Control in December 2010, partially offset by a gain on the sale of an international supply chain facility.

Income Taxes

The Company’s effective income tax rate from continuing operations for the fourth quarter of 2011 was 34.8% of pre-tax earnings, compared with 16.4% in the year-earlier period. The year-earlier period income tax rate reflected a benefit of $10.8 million (21.7% of pre-tax earnings), or $0.21 per diluted share, related to the favorable settlement of prior tax years as well as the expiration of a statute of limitations. Excluding the prior year benefit, the effective income tax rate from continuing operations decreased in 2011 primarily due to adjustments related to annual foreign and state tax filings.

Capital Expenditures

As planned, capital expenditures from continuing operations were $1.76 billion for 2011, compared with $1.09 billion in the same period of 2010. Net capital expenditures (including proceeds from the sale of assets) were $1.42 billion for 2011, up from $853.0 million in the same period of 2010. The increase in capital expenditures reflects investments to refresh and grow the lease and commercial rental fleets.

Cash Flow

Operating cash flow from continuing operations in 2011 was $1.04 billion, up 1% from $1.03 billion in the same period of 2010, due primarily to higher cash-based earnings, partially offset by changes in working capital needs. Total cash generated (including proceeds from used vehicle sales) from continuing operations in 2011 was $1.44 billion, up 9% from $1.33 billion in the same period of 2010. Free cash flow from continuing operations in 2011 was negative $256.8 million, down from a positive $257.6 million in the same period of 2010, due primarily to increased vehicle investments.

Leverage

Balance sheet debt as of December 31, 2011 increased by $635.1 million compared with year-end 2010, due primarily to acquisitions and increased investment in vehicles. The leverage ratio for balance sheet debt as of December 31, 2011 was 257%, compared with 196% at year-end 2010. Total obligations to equity as of December 31, 2011 were 261%, up from 203% at year end 2010. This increase reflects growth in the business and a pension equity charge. Total obligations to equity remain within Ryder’s long-term target range of 250% to 300%.

Full-Year 2011 Operating Results

Total revenue from continuing operations for the full-year 2011 was $6.05 billion, up 18% from $5.14 billion in 2010. Operating revenue from continuing operations for the full-year 2011 was $4.81 billion, up 16% from $4.16 billion in 2010.

Ryder’s 2011 earnings from continuing operations were $171.4 million, compared with $124.6 million in the year-earlier period. Earnings per diluted share from continuing operations were $3.31 for 2011, up 40% versus $2.37 in 2010. Comparable 2011 earnings from continuing operations were $180.6 million, an improvement of 54% from $117.0 million in 2010. Comparable 2011 earnings per diluted share from continuing operations of $3.49 rose 57% from $2.22 in 2010. Comparable earnings and earnings per share from continuing operations excluded restructuring and other items, and certain tax items in both 2011 and 2010.

Ryder’s 2011 net earnings, including discontinued operations, were $169.8 million, up 44% compared with $118.2 million in 2010. Earnings per diluted share were $3.28 for 2011, an improvement of 46% from $2.25 in 2010.

2012 Earnings Forecast

Commenting on the Company’s outlook, Mr. Swienton said, “We expect to build on the significant progress Ryder made in 2011. Even with an economic outlook that calls for only modest growth in 2012, we plan to deliver increased revenue and solid earnings leverage. In Fleet Management Solutions, we are forecasting organic growth in our full service lease fleet, with maintenance costs continuing at somewhat higher levels, resulting from a slightly older fleet. Our commercial rental product should continue to perform very well and we plan to grow that portion of our fleet, while also maintaining improved pricing. Our used vehicle sales activity is expected to generate higher volumes with stable pricing. During the first half of the year, Fleet Management Solutions earnings comparisons will also reflect the benefit of the Hill Hire acquisition completed in June of 2011. In our Supply Chain Solutions business segment, which is now integrated to include all dedicated activity, we expect 2012 performance to benefit from new business and higher volumes. We are forecasting pension expense to increase by $0.18, well above our prior assumption. This increase is based on lower actual and projected pension asset returns. The impact of increased pension expense is already included in our forecast. At this early stage of the multi-year vehicle replacement cycle, we plan to invest significant capital to refresh and grow both the lease and commercial rental fleets. These investments will benefit revenue and earnings in 2012 as well as in future years.”

Based on this outlook, Ryder forecasts full-year 2012 comparable earnings to be in the range of $4.00 to $4.10 per diluted share, excluding $0.02 per share of acquisition-related restructuring costs anticipated in the first quarter. This represents a mid-point increase of 16% over Ryder’s comparable full-year 2011 earnings from continuing operations of $3.49 per diluted share. The Company is also establishing a first quarter 2012 comparable earnings forecast of $0.55 to $0.58 per diluted share. Total revenue for the full-year 2012 is forecast to be approximately $6.3 billion, up 4% from $6.05 billion in 2011. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the full-year 2012 is forecast to be approximately $5.1 billion, up 6% from $4.81 billion in 2011.

About Ryder

Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:

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Fleet Management Solutions – The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

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Supply Chain Solutions – The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

•	Dedicated Contract Carriage – The DCC business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistics engineering support.

Earnings Before Tax (EBT): Ryder’s primary measurement of business segment financial performance, earnings before tax (EBT), allocates Central Support Services to each business segment and excludes restructuring and other items.

Capital Expenditures: In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and decreases in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting demand for our services, a decline in the market for used vehicles resulting in a decline in residual values of our lease or rental vehicles, competition from other service providers, customer retention levels, unexpected volatility or declines in automotive or high-tech volume, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, inability to achieve planned synergies and customer retention levels or anticipate costs and liabilities from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, driver and technician shortages and increasing driver costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, a decline in pension plan returns, changes in obligations relating to multi-employer plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations, new proposed changes in lease accounting rules, the inability to comply with government regulations particularly relating to various state and federal privacy, employment and environmental regulations, new legal proceedings or unanticipated outcomes in existing legal proceedings and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s earnings conference call and webcast is scheduled for Thursday, February 2, 2012, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.

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To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG1066944 and Passcode: RYDER.

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To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-925-1940 (outside U.S. dial 1-402-998-1654), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED

Periods ended December 31, 2011 and 2010

(In millions, except per share amounts)

	Three Months		Year Ended
	2011	2010	2011	2010

Revenue	$1,541.1	1,313.4	$6,050.5	5,136.4

Operating expense (exclusive of items shown separately)	732.9	628.3	2,924.5	2,441.9
Salaries and employee-related costs	384.7	326.0	1,504.4	1,255.7
Subcontracted transportation	93.5	69.4	348.5	261.3
Depreciation expense	227.0	206.1	872.3	833.8
Gains on vehicle sales, net	(16.6)	(10.7)	(62.9)	(28.7)
Equipment rental	13.2	13.7	56.6	63.2
Interest expense	33.0	33.6	133.2	130.0
Miscellaneous income, net	(2.6)	(2.6)	(9.1)	(7.1)
Restructuring and other charges, net	2.9	—	3.7	—

	1,468.0	1,263.8	5,771.1	4,950.1

Earnings from continuing operations before income taxes	73.1	49.6	279.4	186.3
Provision for income taxes	(25.4)	(8.1)	(108.0)	(61.7)

Earnings from continuing operations	47.7	41.5	171.4	124.6
Earnings/(loss) from discontinued operations, net of tax	0.4	(4.3)	(1.6)	(6.4)

Net earnings	$48.1	37.1	$169.8	118.2

Earnings (loss) per common share - Diluted
Continuing operations	$0.92	0.80	$3.31	2.37
Discontinued operations	0.01	(0.08)	(0.03)	(0.12)

Net earnings	$0.93	0.72	$3.28	2.25

Earnings per share information (Diluted):
Earnings from continuing operations	47.7	41.5	171.4	124.6
Less: Distributed and undistributed earnings allocated to nonvested stock	(0.8)	(0.6)	(2.7)	(1.8)

Earnings from continuing operations available to common stockholders	46.9	40.9	168.7	122.8

Weighted-average shares outstanding - Diluted	50.7	51.0	50.9	51.9

Memo:
Comparable earnings per share from continuing operations:

EPS from continuing operations	$0.92	0.80	$3.31	2.37
Tax law changes / benefits	—	(0.21)	0.09	(0.21)
Acquisition-related transaction costs	0.01	0.08	0.04	0.08
International asset gain on sale	—	(0.02)	—	(0.02)
Restructuring charges	0.04	—	0.05	—

Comparable EPS from continuing operations	$0.97	0.65	$3.49	2.22

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

(Dollars in millions)

	December 31,	December 31,
	2011	2010

Assets:

Cash and cash equivalents	$104.6	213.1
Other current assets	983.6	810.2
Revenue earning equipment, net	5,049.7	4,201.2
Operating property and equipment, net	624.2	606.8
Other assets	855.8	821.0

	$7,617.8	6,652.4

Liabilities and shareholders’ equity:

Short-term debt and current portion of long-term debt	$274.4	420.1
Other current liabilities	899.5	711.4
Long-term debt	3,107.8	2,326.9
Other non-current liabilities (including deferred income taxes)	2,018.1	1,789.7
Shareholders’ equity	1,318.2	1,404.3

	$7,617.8	6,652.4

SELECTED KEY RATIOS AND METRICS

	December 31,	December 31,
	2011	2010
Debt to equity	257%	196%
Total obligations to equity *	261%	203%
Effective interest rate (average cost of debt)	4.3%	5.2%

	Twelve months ended December 31,
	2011	2010
Cash provided by operating activities from continuing operations	$1,042.0	1,028.0
Free cash flow*	(256.8)	257.6
Capital expenditures paid	1,698.6	1,070.1

Capital expenditures (accrual basis)	$1,759.9	1,087.7
Less proceeds from sales (primarily revenue earning equipment)	(300.2)	(234.7)
Less sale and leaseback of revenue earning equipment	(37.4)	—

Net capital expenditures	$1,422.2	853.0

	Twelve months ended December 31,
	2011	2010
Return on average shareholders’ equity	11.9%	8.4%
Return on average assets	2.3%	1.9%
Adjusted return on capital *	5.7%	4.8%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED

Periods ended December 31, 2011 and 2010

(Dollars in millions)

	Three Months			Year Ended
	2011	2010	B(W)	2011	2010	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$508.4	485.0	5%	$1,996.3	1,934.3	3%
Contract maintenance	38.8	39.0	(1)%	155.2	158.8	(2)%

Contractual revenue	547.2	524.0	4%	2,151.5	2,093.1	3%
Contract-related maintenance	49.1	39.6	24%	192.7	160.9	20%
Commercial rental	200.3	145.5	38%	722.6	525.1	38%
Other	16.7	17.1	(2)%	69.1	67.4	2%
Fuel	261.3	221.8	18%	1,082.5	865.6	25%

Total Fleet Management Solutions	1,074.7	948.1	13%	4,218.3	3,712.2	14%
Supply Chain Solutions	408.7	325.1	26%	1,605.4	1,252.3	28%
Dedicated Contract Carriage	156.6	121.8	29%	600.7	482.6	24%
Eliminations	(98.9)	(81.6)	(21)%	(373.8)	(310.6)	(20)%

Total revenue	$1,541.1	1,313.4	17%	$6,050.5	5,136.4	18%

Operating Revenue: *
Fleet Management Solutions	$813.3	726.3	12%	$3,135.9	2,846.5	10%
Supply Chain Solutions	324.7	258.3	26%	1,290.9	1,005.0	28%
Dedicated Contract Carriage	147.1	119.3	23%	566.6	468.5	21%
Eliminations	(48.1)	(41.9)	(15)%	(178.8)	(161.8)	(11)%

Total operating revenue	$1,237.0	1,061.9	16%	$4,814.6	4,158.2	16%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$69.9	49.5	41%	$250.1	172.2	45%
Supply Chain Solutions	17.8	12.3	44%	69.5	47.1	47%
Dedicated Contract Carriage	7.0	6.5	7%	32.5	31.0	5%
Eliminations	(7.1)	(4.8)	(49)%	(24.2)	(19.3)	(26)%

	87.6	63.6	38%	327.9	231.0	42%
Unallocated Central Support Services	(11.1)	(10.8)	(3)%	(42.7)	(41.5)	(3)%

Earnings from continuing operations before restructuring, other items and income taxes	76.4	52.8	45%	285.2	189.5	51%
Restructuring and other charges, net and other items *	(3.3)	(3.2)	NM	(5.8)	(3.2)	NM

Earnings from continuing operations before income taxes	73.1	49.6	47%	279.4	186.3	50%
Provision for income taxes	(25.4)	(8.1)	(212)%	(108.0)	(61.7)	(75)%

Earnings from continuing operations	$47.7	41.5	15%	$171.4	124.6	38%

*	Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

Periods ended December 31, 2011 and 2010

(Dollars in millions)

	Three Months			Year Ended
	2011	2010	B(W)	2011	2010	B(W)

Fleet Management Solutions

Total revenue	$1,074.7	948.1	13%	$4,218.3	3,712.2	14%
Fuel revenue	(261.3)	(221.8)	18%	(1,082.5)	(865.6)	25%

Operating revenue *	$813.3	726.3	12%	$3,135.9	2,846.5	10%

Segment earnings before income taxes	$69.9	49.5	41%	$250.1	172.2	45%

Earnings before income taxes as % of total revenue	6.5%	5.2%		5.9%	4.6%

Earnings before income taxes as % of operating revenue *	8.6%	6.8%		8.0%	6.0%

Supply Chain Solutions

Total revenue	$408.7	325.1	26%	$1,605.4	1,252.3	28%
Subcontracted transportation	(84.0)	(66.8)	26%	(314.5)	(247.3)	27%

Operating revenue *	$324.7	258.3	26%	$1,290.9	1,005.0	28%

Segment earnings before income taxes	$17.8	12.3	44%	$69.5	47.1	47%

Earnings before income taxes as % of total revenue	4.3%	3.8%		4.3%	3.8%

Earnings before income taxes as % of operating revenue *	5.5%	4.8%		5.4%	4.7%

Memo: Fuel costs	$26.2	21.0	(25)%	$96.4	$78.8	(22)%

Dedicated Contract Carriage

Total revenue	$156.6	121.8	29%	$600.7	482.6	24%
Subcontracted transportation	(9.5)	(2.6)	269%	(34.0)	(14.0)	142%

Operating revenue *	$147.1	119.3	23%	$566.6	468.5	21%

Segment earnings before income taxes	$7.0	6.5	7%	$32.5	31.0	5%

Earnings before income taxes as % of total revenue	4.5%	5.3%		5.4%	6.4%

Earnings before income taxes as % of operating revenue *	4.8%	5.5%		5.7%	6.6%

Memo: Fuel costs	$33.7	22.3	(51)%	$127.3	83.9	(52)%

*	Non-GAAP financial measure.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION - UNAUDITED

KEY PERFORMANCE INDICATORS

					Change 2011/2010
	Three months ended December 31,		Year ended December 31,		Three Months		Twelve Months
	2011	2010	2011	2010

Full service lease
Average fleet count	120,400	111,200	116,200	112,500	8%		3%
End of period fleet count (a)	121,000	111,100	121,000	111,100	9%		9%
Miles/unit per day change - % (b)	(2.6)%	4.5%	(0.1)%	3.4%	(710	) bps	(350	) bps

Commercial rental
Average fleet count	39,800	30,400	36,600	29,800	31%		23%
End of period fleet count (a)	39,600	29,700	39,600	29,700	33%		33%
Rental utilization - power units	78.9%	77.9%	77.6%	76.1%	100	bps	150	bps
Rental rate change - % (c)	8.1%	9.5%	14.3%	6.1%	(140	) bps	820	bps

Used vehicle sales (UVS)
Average UVS inventory	5,700	4,900	5,200	5,800	16%		(10)%
End of period fleet count (a)	6,300	5,200	6,300	5,200	21%		21%
Used vehicles sold	4,200	4,000	16,900	17,700	5%		(5)%
UVS pricing change - % (d)
Tractors	29%	39%	37%	17%	(1,000	) bps	2,000	bps
Trucks	0%	56%	23%	35%	(5,560	) bps	(1,200	) bps

Customer vehicles under contract maintenance
Average fleet count	35,100	33,400	34,100	33,700	5%		1%
End of period fleet count	35,300	33,400	35,300	33,400	6%		6%

(a)	Includes trailers acquired in Hill Hire acquisition (6,100 full-service lease and 3,400 commercial rental).
(b)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units (restated to exclude vehicles not yet earning revenue and vehicles no longer earning revenue)
(c)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(d)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(Dollars in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Total revenue	$1,541.1	1,313.4	$6,050.5	5,136.4
Fuel services and subcontracted transportation revenue	(354.8)	(291.2)	(1,431.0)	(1,126.9)
Fuel eliminations	50.8	39.7	195.0	148.8

Operating revenue *	$1,237.0	1,061.9	$4,814.6	4,158.2

DEBT TO EQUITY RECONCILIATION
	December 31, 2011	% to Equity	December 31, 2010	% to Equity

On-balance sheet debt	$3,382.1	257%	$2,747.0	196%
Off-balance sheet debt - PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	64.0		99.8

Total obligations *	$3,446.1	261%	2,846.8	203%

CASH FLOW RECONCILIATION
	Year ended December 31,
	2011	2010

Net cash provided by operating activities from continuing operations	$1,042.0	1,028.0
Proceeds from sales (primarily revenue earning equipment)	300.2	234.7
Collections on direct finance leases	62.2	61.8
Sale and leaseback of revenue earning equipment	37.4	—
Other, net	—	3.2

Total cash generated *	1,441.8	1,327.7
Capital expenditures	(1,698.6)	(1,070.1)

Free cash flow *	$(256.8)	257.6

RETURN ON CAPITAL RECONCILIATION
	Year ended December 31,
	2011	2010

Net earnings (12-month rolling period)	$169.8	118.2
+ Restructuring and other items	5.7	6.2
+ Income taxes	108.4	60.6

Adjusted earnings before income taxes	283.9	185.0
+ Adjusted interest expense (b)	135.1	132.8
- Adjusted income taxes	(156.6)	(123.4)

= Adjusted net earnings for ROC (numerator)	$262.5	194.4

Average total debt	$3,078.5	2,512.0
Average off-balance sheet debt	77.6	114.2
Average shareholders’ equity	1,428.0	1,401.7
Adjustment to equity (c)	4.2	2.1

Adjusted average total capital (denominator)	$4,588.3	4,030.0

Adjusted ROC *	5.7%	4.8%

*	Non-GAAP financial measure.

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.
(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c)	Represents comparable earnings items for those periods.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED

Periods ended December 31, 2011 and 2010

(In millions, except per share amounts)

	Three Months		Year Ended
	2011	2010	2011	2010

Lease and rental revenues	$664.5	594.4	$2,553.9	2,309.8
Services revenue	666.0	536.9	2,609.2	2,109.7
Fuel services revenue	210.6	182.1	887.5	716.9

Total revenues	1,541.1	1,313.4	6,050.5	5,136.4

Cost of lease and rental	446.6	405.6	1,746.1	1,604.3
Cost of services	560.0	451.2	2,186.4	1,763.0
Cost of fuel services	207.7	178.3	873.5	699.1
Other operating expenses	34.1	30.8	129.2	134.2
Selling, general and administrative expenses	202.9	177.6	771.2	655.4
Gains on vehicle sales, net	(16.6)	(10.7)	(62.9)	(28.7)
Interest expense	33.0	33.6	133.2	130.0
Miscellaneous income, net	(2.6)	(2.6)	(9.1)	(7.1)
Restructuring and other charges, net	2.9	—	3.7	—

	1,468.0	1,263.8	5,771.1	4,950.1

Earnings from continuing operations before income taxes	73.1	49.6	279.4	186.3
Provision for income taxes	(25.4)	(8.1)	(108.0)	(61.7)

Earnings from continuing operations	47.7	41.5	171.4	124.6
Earnings/(loss) from discontinued operations, net of tax	0.4	(4.3)	(1.6)	(6.4)

Net earnings	$48.1	37.1	$169.8	118.2

Earnings (loss) per common share - Diluted
Continuing operations	$0.92	0.80	$3.31	2.37
Discontinued operations	0.01	(0.08)	(0.03)	(0.12)

Net earnings	$0.93	0.72	$3.28	2.25

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED

(In millions, except per share amounts)

	Three Months			Year Ended
	2011			2011
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Revenue	$1,541.1	—	1,541.1	$6,050.5	—	6,050.5

Operating expense (a)	732.9	(0.4)	732.5	2,924.5	(2.1)	2,922.4
Salaries and employee-related costs	384.7		384.7	1,504.4		1,504.4
Subcontracted transportation	93.5		93.5	348.5		348.5
Depreciation expense	227.0		227.0	872.3		872.3
Gains on vehicle sales, net	(16.6)		(16.6)	(62.9)		(62.9)
Equipment rental	13.2		13.2	56.6		56.6
Interest expense	33.0		33.0	133.2		133.2
Miscellaneous income, net	(2.6)		(2.6)	(9.1)		(9.1)
Restructuring and other charges, net (b)	2.9	(2.9)	—	3.7	(3.7)	—

	1,468.0	(3.3)	1,464.7	5,771.1	(5.8)	5,765.3

Earnings from continuing operations before income taxes	73.1	3.3	76.4	279.4	5.8	285.2
Provision for income taxes (c)	(25.4)	(0.9)	(26.3)	(108.0)	3.4	(104.6)

Earnings from continuing operations	47.7	2.4	50.1	171.4	9.2	180.6

Tax rate on continuing operations	34.8%		34.4%	38.7%		36.7%

Earnings per common share - Diluted:

Continuing operations	$0.92	0.05	$0.97	$3.31	0.18	$3.49

	Three Months			Year Ended
	2010			2010
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings

Revenue	$1,313.4	—	1,313.4	$5,136.4	—	5,136.4

Operating expense (a)	628.3	(4.1)	624.2	2,441.9	(4.1)	2,437.8
Salaries and employee-related costs	326.0		326.0	1,255.7		1,255.7
Subcontracted transportation	69.4		69.4	261.3		261.3
Depreciation expense	206.1		206.1	833.8		833.8
Gains on vehicle sales, net	(10.7)		(10.7)	(28.7)		(28.7)
Equipment rental	13.7		13.7	63.2		63.2
Interest expense	33.6		33.6	130.0		130.0
Miscellaneous income, net (d)	(2.6)	0.9	(1.7)	(7.1)	0.9	(6.2)

	1,263.8	(3.2)	1,260.6	4,950.1	(3.2)	4,946.9

Earnings from continuing operations before income taxes	49.6	3.2	52.8	186.3	3.2	189.5
Provision for income taxes (e)	(8.1)	(10.8)	(18.9)	(61.7)	(10.8)	(72.5)

Earnings from continuing operations	41.5	(7.6)	33.8	124.6	(7.6)	117.0

Tax rate on continuing operations	16.4%		35.9%	33.1%		38.3%

Earnings per common share - Diluted:

Continuing operations	$0.80	(0.15)	$0.65	$2.37	(0.15)	$2.22

Notes regarding adjustments:

(a)	Transaction costs related to acquisitions
(b)	Restructuring and other charges for acquisition-related severance and equipment contract termination costs.
(c)	Tax law changes and tax impact of other items
(d)	Gain on sale of building
(e)	Tax benefit related to settlements, reversal of tax reserves, tax law changes and restructuring and other items

Note: Amounts may not be additive due to rounding.